Exhibit 4.151
[Translated from the original Chinese version]
ENTRUSTED LOAN CONTRACT
Hua Xia Bank Co., Ltd.

ENTRUSTED LOAN CONTRACT
Contract No.: YYB291072090002
Party A (Trustor): Fortune (Beijing) Success Technology Co., Ltd.
Address: Room 623 Beijing Aerospace CPMIEC Building, No. 30, Hai Dian South Road, Haidian District, Beijing

Post Code: 100080	Legal Representative: Jun Wang
Tel: 58325305	Fax: 58325300
Primary Account Bank: China Construction Bank Fuxing Sub-branch
Bank Account Number: 11001046500053002872
Party B (Lender) (Trustee): Hua Xia Bank Co. Ltd. Beijing Zizhuqiao Sub-branch
Address: No. 5, Guangyuanzha, Haidian District, Beijing

Post Code: 100081	Legal Representative /Principal: Jia Li
Tel: 68484496	Fax: 68703175
Party C (Borrower): Beijing CFO Premium Technology Co., Ltd.
Address: Building No. 29, Compound No.9, Anningzhuang West Road, Haidian District, Beijing

Post Code: 100000	Legal Representative /Principal: Wei Xiong
Tel: 58325305	Fax: 58325300
Primary Account Bank: Bank of Communications Beijing Branch Business Department
Bank Account Number: 110060149018170034355
Party A agrees to entrust Party B to provide an entrusted loan to Party C. Pursuant to The Contract of Entrustment of Entrusted Loan entering on January 12, 2009, No. YYB29(Entrustment)20090001 and under the principles of equality, fairness and principal of reciprocity, the parties hereto agree to enter into this contract (the “Contract”) in accordance with relevant laws and regulations of the People’s Republic of China.
Article 1 Type of Entrusted Loan
1.1 Entrusted loan under this Contract is
× Short-term Entrusted Loan × Mid-term Entrusted Loan Ö Long-term Entrusted Loan.
Article 2 Currency and Amount of Entrusted Loan
2.1 The currency of loan under this Contract is Ö Renminbi × US Dollar × Other Currency________
2.2 The amount of loan under this Contract is 100,000,000

Article 3 Purpose of Entrusted Loan
3.1 The loan under this Contract shall be used only for the purposes of research and development, promotion, renting and others. Party C shall not change the purpose of entrusted loan without the written consent of Party A.
Article 4 Term of Entrusted Loan
4.1 The term of the entrusted loan under this Contract shall be 60 months.
4.2 The entrusted loan hereunder shall be granted according to the agreed method as follows:
Ö payment in one lump-sum. Party B shall remit the loan under this Contract to Party C’s account in one lump sum on January 12, 2009.
× Payment by installments. Party B shall remit the loan to Party C’s account by installments according to the following sequences, time and amounts:
1st:  _____  /  _____  /  _____  /(Year/Month/Day), Amount  _____
2nd:  _____  /  _____  /  _____  /(Year/Month/Day), Amount  _____
3rd:  _____  /  _____  /  _____  /(Year/Month/Day), Amount  _____
4th:  _____  /  _____  /  _____  /(Year/Month/Day), Amount  _____
5th:  _____  /  _____  /  _____  /(Year/Month/Day), Amount  _____
4.3 If there is any discrepancy between the actual disbursement date of entrusted loan and the term provided hereof, the date shown on the loan voucher shall prevail.
Article 5 Interest Rate of Entrusted Loan
5.1 The entrusted loan under this Contract shall be subject to the following agreements:
Ö The interest rate applies to the entrusted loan under this Contract shall be 3% (annual rate).
× Party A and Party C shall determine the interest rate of entrusted loan every __ months according to the foreign exchange benchmark lending rate released by Party B. The interest rate from withdrawal day to the first date of settlement of interest shall be __ %(annual rate).
× Floating loan rate is composed of __ (LIBOR/HIBOR) for __ months+ __% interest rate spread with interest rate fluctuates every  _____  months. (LIBOR refers to the inter-bank offered rate of the same currency and terms announced by the British Bankers’ Association (BBA) and provided by financial terminals, such as Reuters and released by Party B’s headquarter 2 banking days before withdrawal day or interest adjustment date. HIBOR refers to the inter-bank offered rate of the same currency and terms announced by the Hong Kong Association of Banks (HKAB) and provided by financial terminals, such as Reuters and released by Party B’s headquarter 2 banking days before withdrawal day or interest adjustment date.)

5.2 One of the interest payment methods below shall be selected applying to the loan under this Contract:
× Interest payment shall be made monthly, interest payment date shall be the 20th every month, and the last payment shall be made on the Termination Date of this Contact.
Ö Interest payment shall be made quarterly, interest payment date shall be the 20th of the last month of every quarter, and the last payment shall be made on the Termination Date of this Contact.
× Interest payment shall be made in a lump-sum along with the principal on the Termination Date of this Contact.
5.3 Under the circumstances that any adjustments of the relevant RMB benchmark lending rate of the People’s Bank of China occurs during the term of this Contract, the interest rate hereunder shall be conducted as follows:
Ö Interest rate under hereunder shall remain unchanged.
× Under the circumstance that interest payment is made monthly, the interest rate hereunder shall be adjusted monthly, the adjusted loan interest rate shall apply from the next day of the first interest payment date after adjustment.
× Under the circumstance that interest payment is made quarterly, the interest rate hereunder shall be adjusted quarterly, the adjusted loan interest rate shall be applied from the next day of the first interest payment date after adjustment.
× The interest rate hereunder shall be adjusted annually.
5.4 Any adjustment of the interest rate hereunder according to Article 5.3 shall be determined by / % upward or / % downward to the adjusted RMB benchmark lending rate of the People’s Bank of China _.
5.5 In the event that any variation occurs to the loan interest rate of this Contract, penalty interest rate shall automatically change accordingly. The penalty interest rate shall be applied simultaneously with the lending rate of this Contract and calculated in sections.
5.6 For any adjustment in accordance with the above agreements, it is unnecessary for Party A to obtain approval from Party C.
Article 6 Conditions Precedent to the granting of entrusted loan
6.1 Party A shall guarantee that Party A has remitted the loan in full to the entrusted loan account which it has opened at Party B before the loan is granted. Party A shall be held responsible for breach of the Contract if the entrusted loan is not granted on time due to Party A’s delay in remitting the loan.
6.2 Party A shall deliver the loan release notice to Party B 3 days before the agreed loan release day when the conditions for borrowing required are satisfied. If the entrusted loan is not granted on time due to the loan release notice not received by Party B, Party A shall be held responsible for breach of the Contract.
6.3 Party C shall submit the transfer voucher of the entrusted loan when withdrawing the Loan. The transfer voucher of the Loan shall have the same legal effect with this Contract.

Article 7 Repayment of Entrusted Loan
7.1 Party C shall repay the principal and interest of the entrusted loan hereunder with but not limited to operating income, which shall not be invoked to escape the obligation to repay the loan under this Contract under any circumstance.
7.2 Party C shall select a method below to repay the principal of the entrusted loan hereunder:
Ö Pay off in one lump sum. Party C shall pay off the principal of the entrusted loan hereunder in one lump sum on January 12, 2014.
× Pay off by installments. Party B shall pay off the principal of the entrusted loan hereunder according to the following sequences, time and amounts:
1st:  _____  /  _____  /  _____  /(Year/Month/Day), Amount  _____
2nd:  _____  /  _____  /  _____  /(Year/Month/Day), Amount  _____
3rd:  _____  /  _____  /  _____  /(Year/Month/Day), Amount  _____
4th:  _____  /  _____  /  _____  /(Year/Month/Day), Amount  _____
5th:  _____  /  _____  /  _____  /(Year/Month/Day), Amount  _____
7.3 If there is any discrepancy between the last maturity date of entrusted loan and the above term, the date shown on the transfer voucher of the loan shall prevail. For other maturity dates of pay off by installments, this Contract shall prevail.
7.4 Party C shall pay the amount (principal and interest) in full into the entrusted loan account which it has opened at Party B on payment dates (interest payment date and principal payment date) and Party B is entitled to transfer the amount directly from the account. If the payment dates fall in legal holidays, it shall be put off to the next business day.
7.5 Party B is entitled to transfer the amount unpaid or insufficient directly from Party C’s accounts opened at every business establishment of Huaxia Bank. Under the circumstance that currency type of the transferred amount different than the currency type under the Contract, the official quotation posted by Party B on the date of the transference shall be applied to calculation.
7.6 When the principal of the entrusted loan is squared up, the interest shall be paid off along with the principal.
Article 8 Service Commission for Entrusted Loan
8.1 Party B shall charge service commission of the entrusted loan under this Contract based on the complexity level, amount and terms of the loan. Service Commission shall be charged in the following manner:
× Party A shall pay the service commission in one lump sum when the entrusted loan is released with Annual Rate of  __%.
× Party A shall pay the service commission quarterly on the 20th of the last month of every quarter with Quarter Rate of  __%.
× Party C shall pay the service commission in one lump sum when the entrusted loan is released with Annual Rate of  __%.
× Party C shall pay the service commission quarterly on the 20th of the last month of every quarter with Quarter Rate of  __%.

8.2 When Party A pays the service commission, Party B is entitled to deduct directly from Party A’s account. When Party C pays the service commission, Party A shall be responsible for supervision. In the event that Party C does not pay the service commission on time, Party B is entitled to deduct directly from Party A’s account.
Article 9 Risk liability of Entrusted Loan
9.1 Party A shall take the risk liability for the recovery of the entrusted loan hereunder. Party B has no risk liability to repay the principal or interest.
Article 10 Entrusted Loan Guarantee
10.1 Party A and guarantor shall enter into separate agreement to address the issues in connection with the guarantee hereunder.
Article 11 Rights and Obligations of Party A
11.1 Party A shall have the right to request Party C to provide related information of the entrusted loan under this Contract.
11.2 Party A shall have the right to inspect the use of the entrusted loan hereunder and learn Party C’s status such as operation activities, financial status, guarantee offering and dispute over obligation status.
11.3 Party A shall have the right to entrust Party B to deduct the unpaid principal, interest, compound interest, penalty interests, liquidated damages, indemnity of the entrusted loan and all charges for realizing the creditor’s right under this Contract from the account of Party C.
11.4 Party A shall have to right to entrust Party B to suspend the release of the entrusted loan and call in the Loan ahead of schedule if Party C fail to fulfill the obligation of the Contract.
11.5 Party A shall have the right to entrust Party B to suspend the release of the entrusted loan and call in the entrusted loan ahead of schedule under the circumstances that the operation and financial status of Party C or Party C’s guarantor deteriorate, or dispute over obligation between Party C or Party C’s guarantor with other person, Party C’s guarantor forfeit the ability to undertake the joint and several liabilities, or damages, losses or serious impairment occurred to the mortgage (pledge) or other situation occurred endangering the security of the entrusted loan.
11.6 Under the circumstances that Party C changes its mode of operation, system or legal status which endangers the security of the entrusted loan, Party A shall have the right to entrust Party B to suspend the release of the entrusted loan and call in the entrusted loan ahead of schedule and take necessary measures in accordance with law to realize the creditor’s right under this Contract.

11.7 Party A shall keep confidential of situations of claims, obligations, production and operation status provided by Party C, except as otherwise provided by law.
11.8 Party A shall take the responsibility of pressing and protecting the recovery of the loan.
Article 12 Rights and Obligations of Party B
12.1 Party B shall have the right to deduct the unpaid principal, interest, compound interest, penalty interests, liquidated damages, indemnity of the entrusted loan and all charges for realizing the creditor’s right from the account of Party C pursuant to the entrustment of Party A under this Contract.
12.2 Party B shall have the right to request Party A to deposit the amount of money needed for the entrusted loan duly under this Contract.
12.3 Party B shall have the right to suspend the release of the entrusted loan and/or call in the entrusted loan ahead of schedule pursuant to the entrustment of Party A.
12.4 Party B shall process the issuance and recovery of the entrusted loan timely pursuant to this Contract.
12.5 Party B shall issue and send the interest list and loan collection notice on behalf of Party A only pursuant to the entrustment of Party A in writing.
Article 13 Rights and Obligations of Party C
13.1 Party C shall have the right to withdraw and use the entrusted loan pursuant to this Contract.
13.2 Party C shall use the entrusted loan according to the purposes agreed upon in this Contract.
13.3 Party C shall coordinate with the pre-loan investigation, mid-loan supervision and post-loan inspection pursuant to the request of Party A, and provide the documents including but not limited to:
13.3.1 Business license, Business Operation Permit, tax Registration Certificate, entrusted loan certificate (card);

13.3.2 Details of all banks of deposit, account numbers and balances of entrusted loan;

13.3.3 Balance sheets, income statements and cash flow statements;

13.3.4 Production business plans, statistical reports, projects budget and final accounts data;

13.3.5 Information of guarantee offered for others and/or oneself;

13.3.6 Information of dispute over obligations with others;

13.3.7 The use of the entrusted loan under this Contract.
Among the above, Party B shall provide annual (annual/quarterly/monthly) balance sheets, income statements and cash flow statements, etc.

13.4 Party C shall repay the principal and interest of the entrusted loan in accordance with this Contract.
13.5 Party C shall inform Party A in writing 30 days before changes occurs to the mode of operation, system or legal status including but not limited to contracting, leasing, trust, assets reconstructuring, debt restructuring, enterprise shareholding system reform, joint management, consolidation(merger), separation, compensated transferring of property right, joint venture (contractual joint venture), reduction of registered capital, application for business suspension for rectification, application for dissolution(revocation), application for reorganization, reconciliation and bankruptcy, etc., and execute liquidity under the Contract agreed by Party A in writing, or provide new guarantee approved by Party A. Otherwise, Party C shall not carry on the above activities before all the debt is paid off under this Contract.
13.6 Party C shall inform Party A within 3 days after changes occurs to the mode of operation, system or legal status of Party C including but not limited to being proclaimed to make application for business suspension for rectification, dissolution(revocation), reorganization, reconciliation and bankruptcy, etc. Party C shall take full and effective measures to protect Party A’s creditor’s right.
13.7 Party C shall inform Party A in writing within 3 days after situations occur that endanger Party C’s normal operating or Party A’s security of creditor’s right. Party C shall take full and effective measures to protect Party A’s creditor’s right.
Article 14 Representations and Warranties of Party C
14.1 Party C is a duly registered and validly existing legal unit. Party C is entitled to dispose of the property being operated and managed by Party C, operate businesses relevant to the use of the entrusted loan under this Contract, and enter into and perform this Contract.
14.2 Party C has acquired the approval from upper level competent department or the board of directors of Party C to enter into this Contract and all necessary authorizations.
14.3 Party C’s entering and implementing of this Contract is not in conflict with any regulations (including Corporation Charter) or other agreements binding upon Party C and its assets, including but not limited to guarantees offered by Party C to others and/or itself.
14.4 All the documents and data provided by Party C to Party A and Party B including but not limited to financial statements, loan contracts still in the course of implementing and guarantees offered by Party C to others and/or itself shall be authentic, accurate, lawful and valid.

Article 15 Liabilities for Breach of Contract of Party A
15.1 During the effective period of this Contract, if the entrusted loan is not granted on time due to Party A’s delay in remitting the loan amount, Party A shall not only deposit the full amount, but also pay off the penalty C with annual rate of / % based on the default amount and number of delayed days.
Article 16 Liabilities for Breach of Contract of Party B
16.1 Under the circumstance that Party A has provided the loan amount under this Contract and the guarantee procedures are properly settled, if Party B fail to release the entrust loan on the agreed date and with the agreed amount according to the Contract, Party B shall not only release the full amount, but also pay off the penalty C with annual rate of / % based on the default amount and number of delayed days.
16.2 In the event of Party B breaching the Contract and allowing Party C to delay payment or repay the loan ahead of schedule without permission, Party B shall pay off the delayed amount or penalty as much as / in ten-thousand of the amount repaid ahead of schedule.
Article 17 Liabilities for Breach of Contract of Party C
17.1 During the effective period of this Contract, Party C shall be taken as default, and Party A has authority to entrust Party B to suspend the release of the entrusted loan and call in the entrusted loan ahead of schedule:
17.1.1 The financial statements provided to Party A are false or conceal material facts, financial or operational activities.
17.1.2 Not truthfully providing information and data of its account numbers with all the banks, balance of deposit and outstanding loan, and details of guarantees to Party A and Party B.
17.1.3 Refuse to be supervised of the use of the entrusted loan and related production, operation and financial activities by Party A and Party B.
17.2 During the effective period of this Contract, Party C shall be taken as default when any of the situations below occurs, and Party A has authority to entrust Party B to suspend the release of the entrusted loan and call in the entrusted loan ahead of schedule. Party C shall be charged penalty interest according to the agreement below based on the days the entrusted loan is used in default, until the day that all the principal and interest of the loan is paid off:
17.2.1 Under the circumstance that the principal or interest of the entrusted loan is not paid off by the agreed term pursuant to the Contract, Party C shall be charged interest and compound interest on late payment with annual rate of __/__ %.
17.2.2 Under the circumstances that Party C fails to use the entrusted loan according to the purposes agreed upon in this Contract or Party C uses the entrusted loan for lending to seek unlawful profit, Party C shall be charged penalty and compound interest on cheating for entrusted loan by fraudulent means with annual rate of __/__ %.

17.3 Under the circumstances that Party C fails to inform Party A of changes occurs to the mode of operation, system or legal status of Party C or fails to implement the liability under the Contract agreed by Party A in writing, or fails to provide new guarantee approved by Party A, Party A shall have to right to entrust Party B to suspend the release of the entrusted loan and call in the entrusted loan ahead of schedule and take necessary measures in accordance with laws to fulfill the creditor’s right under this Contract.
17.4 Party C shall be taken as default when Party C fails to provide authentic, accurate financial reports without any material fact concealed, Party A shall have the right to entrust Party B to suspend the release of the entrusted loan and call in the entrusted loan ahead of schedule and take necessary measures in accordance with laws to fulfill the creditor’s right under this Contract.
17.5 In the event that Party C fails to implement any obligation under this Contract or guarantee contract which impairs Party A’s creditor’s right, Party A shall have to right to entrust Party B to suspend the release of the entrusted loan and call in the entrusted loan ahead of schedule and take necessary measures in accordance with laws to fulfill the creditor’s right under this Contract.
17.6 Party C shall be held responsible for any loss of Party A due to Party C’s default.
Article 18 Prepayment
18.1 Party C shall inform Party A in writing 10 business days prior to the making prepayment with Party A’s approval. Party C shall keep carrying out this Contract if Party A dissent Party C’s prepayment.
18.2 Party C shall pay interest for the prepaid part based on the amount and the actual period of the prepaid part and the rate of interest provided in Article 5.
Article 19 Extension of Entrusted Loan
19.1 Party C can apply to Party A for an extension of the entrusted loan upon the expiry of the loan.
19.2 Party C shall apply to Party A in writing for an extension of the entrusted loan and provide to Party A written documents of the approval of the guarantor for this Contract to provide guarantee for the extended loan or a new guarantee approved by Party A 15 business days before the expiry of the loan.
19.3 In the event that Party A consent the extension, Party A shall deliver to Party C the loan extension notice with valid seal, Party B shall enter into agreement of loan extension. In the event that Party A dissent the extension, Party C shall keep performing this Contract.

Article 20 Transfer, Change and Dissolution of Contract
20.1 After this Contract comes into force, Party A can transfer the creditor’s right under this Contract to a third party in whole or in part without Party B or Party C’s permission but should notify Party B and Party C. After this Contract comes into force, Party C can transfer the debt under this Contract with Party A’s written approval and written documents of the approval of the guarantor for this Contract to provide guarantee for the extended loan or a new guarantee approved by Party A provided to Party A, and Party C shall inform Party B in writing.
20.2 After this Contract comes into force, any Party is forbidden to make unauthorized amendment. Any amendment shall be made after agreement of all parties and written agreement is signed.
20.3 After this Contract comes into force, before the entrusted loan is released, when situations endangering the security of the entrusted loan or affecting Party C’s repayment ability occurred or will occur, Party A shall have right to make unilateral termination of this Contact. In addition, any Party is forbidden to make unauthorized dissolution of this Contract. The dissolution of this Contract shall be made after agreement of all parties and written agreement is signed.
20.4 This Contract shall remain valid until the agreement of transfer, amendment and dissolution of this Contract comes into force.
Article 21 Dispute Resolution
21.1 Any dispute arising from the performance of this Contract shall be resolved through negotiation between Party A, Party B and Party C. Should such negotiation fails, the dispute shall be solved in the following manner:
Ö File law suit with the People’s Court where Party B is located;
× Apply of arbitration to  _____  Arbitration Commission.
Article 22 Special Agreements
22.1 Party C’s obligation of repayment shall not be waived because of the invalidity or termination of this Contract, changes in Party C’s financial, mode of operation, system or legal status, or any other agreements or documents signed by Party C with other parties.
22.2 During the period of this Contract, any paperwork sent by Party A and/or Party B to Party C shall be taken as delivered if Party C fail to inform Party A and Party B in writing of any change occurred to Party C’s name, legal representative, location, etc.

Article 23 Other Agreements
23.1 Other agreement by all Parties:
Party A shall pay the service commission once a year at annual rate of 0.8% of the entrusted loan, the first payment shall be on the loan release day.
/chop/ Fortune (Beijing) Success Technology Co., Ltd.

/chop/ Hua Xia Bank Co. Ltd.

/chop/ Beijing Premium Technology Co., Ltd.
23.2 ☐ method is adopted under this Contract, clauses with Ö is applicable while clauses with × is inapplicable.
23.3 Matters not mentioned herein shall be subject to relevant national laws and regulations. Matters not specified in laws or regulations shall be addressed in terms of written contract, entered into by and between all Parties, attached as appendix of this Contract and shall have the same validity as this Contract.
Article 24 The Effectiveness and Termination of Contract
24.1 This Contract shall take effect after it has been signed by all Parties and be terminated when the principal, interests, compound interests, penalty interests, penalties, damages and all charges for fulfilling the creditor’s right under this Contract are all paid off.
Article 25 Copy of the Contract
25.1 Party A shall hold One copy of this Contract, Party B shall hold Two copies of this Contract and Party C shall hold One copy of this Contract, and all four copies have equal validity.
25.2 The appendixes to this Contract are unseverable parts of this Contract and have the same validity with this Contract.
Party A: /chop/ Fortune (Beijing) Success Technology Co., Ltd.
Legal Representative (or Authorized Agent): /s/ Jun Wang
Date: January 12, 2009
Party B: /chop/ Hua Xia Bank Co. Ltd.
Legal Representative /Principal (or Authorized Agent): /s/ Jia Li
Date: January 12, 2009
Party C: /chop/ Beijing Premium Technology Co., Ltd.
Legal Representative (or Authorized Agent): /s/ Wei Xiong
Date: January 12, 2009